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                                                                   Exhibit 99(b)


                               RAYCHEM CORPORATION

              FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996

         Participating subsidiaries in the Amended and Restated 1985 Supplemental Employee Stock Purchase Plan for employees of certain subsidiaries.



The following subsidiaries of Raychem Corporation have been designated by the Administrator to participate in the Plan:


Raychem Ltd.
Raychem Aktie Bolag
Raychem A/S (Norway)
Raychem Canada Limited
Raychem Industrial y Comercial Ltda
Raychem International (Ireland)
Raychem International Manufacturing Corp (Puerto Rico)
Raychem Produtos Irradiados Limitada
Raychem S.A. Industrial y Comercial
Raychem Technologias, S.A. de C.V.
Raychem de Venezuela, C.A.
Raychem Technologies Ltd.
SHG Strahlenchemie Holding GmbH